EXHIBIT 99.1
Vital Energy Reports Third-Quarter 2024 Financial and Operating Results
Raises fourth-quarter and full-year 2024 total and oil production forecasts
TULSA, OK - November 6, 2024 - Vital Energy, Inc. (NYSE: VTLE) ("Vital Energy" or the "Company") today reported third-quarter 2024 financial and operating results. Strong performance year-to-date also allowed the Company to increase its fourth-quarter and full-year 2024 production outlook. Supplemental slides have been posted to the Company's website and can be found at www.vitalenergy.com. A conference call and webcast is planned for 7:30 a.m. CT, Thursday, November 7, 2024. Participation details can be found within this release.
Highlights
•Closed the Point Energy acquisition for total cash consideration of $815 million, exclusive of transaction- related expenses and post-closing adjustments
•Reported net income of $215.3 million, Adjusted Net Income1 of $60.4 million and cash flows from operating activities of $246.2 million
•Generated Consolidated EBITDAX1 of $309.5 million and Adjusted Free Cash Flow1 of $34.0 million
•Reduced lease operating expense ("LOE") to $8.78 per BOE, below guidance of $8.95 per BOE
•Produced Company-record 133.3 thousand barrels of oil equivalent per day ("MBOE/d") and oil production of 59.2 thousand barrels of oil per day ("MBO/d")
•Reported capital investments of $241.9 million, excluding non-budgeted acquisitions and leasehold expenditures
•Increased 2025 oil hedges to approximately 16.1 million barrels at $74.79 per barrel NYMEX WTI
•Reduced methane intensity by 90% from 2019 baseline, as of YE-23
"We delivered strong results as we closed the largest single acquisition in our history and continued to optimize operations on acquisitions closed late last year," stated Jason Pigott, President and Chief Executive Officer. "Higher production from both standalone Vital Energy assets and the assets acquired from Point Energy, operating cost reductions and disciplined capital investments drove strong Adjusted Free Cash Flow in the quarter. Today, we raised our fourth quarter expectations for both total and oil production. Importantly, we plan to deliver this higher production without increasing capital investments.
"Our operational momentum will carry us into 2025," continued Mr. Pigott. "We have increased flexibility to allocate capital to our highest return projects, which will enhance our capital efficiencies. We expect to invest about $900 million in 2025 and maintain oil production of approximately 66,500 barrels per day. We believe that sustainable development efficiencies will benefit Adjusted Free Cash Flow and allow us to maintain a leverage ratio of about 1.5x through year-end 2025."

1Non-GAAP financial measure; please see supplemental reconciliations of GAAP to non-GAAP financial measures at the end of this release.
Third-Quarter 2024 Financial and Operations Summary
Financial Results. The Company reported net income of $215.3 million, or $5.73 per diluted share, and Adjusted Net Income of $60.4 million, or $1.61 per adjusted diluted share. Cash flows from operating activities were $246.2 million and Consolidated EBITDAX was $309.5 million.
Production. Vital Energy's third quarter total and oil production averaged 133,339 BOE/d and 59,198 BO/d, respectively. Both total and oil production volumes benefited from 11 days of production associated with the early closing of the Point Energy acquisition, accelerated completion of a 10-well package on Point Energy acreage and outperformance of Point Energy wells compared to initial assumptions. Weather-related downtime on a Howard County facility impacted quarterly total and oil production by 850 BOE/d and 650 BO/d, respectively. The issue has been remediated and we do not expect it to impact fourth-quarter production.
Capital Investments. Total capital investments, excluding non-budgeted acquisitions and leasehold expenditures, were $242 million, including $6 million associated with activity on assets acquired from Point Energy. Investments included $197 million for drilling and completions, $35 million in infrastructure investments, $8 million in other capitalized costs and $2 million in land, exploration and data-related costs.
Operating Expenses. Vital Energy significantly reduced its lease operating expenses ("LOE") recently through optimized workover activity and lower chemical processing costs. The Company believes these reductions are largely sustainable and will benefit future periods. LOE during the period was $8.78 per BOE ($8.72 per BOE excluding Point Energy assets), below guidance of $8.95 per BOE.
General and Administrative Expenses. General and administrative expenses totaled $1.78 per BOE for third-quarter 2024, excluding transaction-related expenses. General and administrative expenses, excluding long-term incentive plan ("LTIP") and transaction expenses were $1.53 per BOE. Cash LTIP expenses were $(0.03) per BOE and reflected the decrease in Vital Energy's common stock price during the third quarter. Non-cash LTIP expenses were $0.28 per BOE.
Liquidity. At September 30, 2024, the Company had $860 million drawn on its $1.5 billion senior secured credit facility and cash and cash equivalents of $22 million.
Point Energy
On September 20, 2024, the Company closed the Point Energy acquisition, its largest single acquisition. Production from the acquired assets is exceeding expectations, including base production and a recently completed 10-well package that commenced production earlier than anticipated. Integration efforts are progressing well and the Company completed a five-well package on the assets early in the fourth quarter.
2024 Outlook
Production. The Company increased its full-year 2024 total and oil production guidance to 131.0 - 132.5 MBOE/d (from 127.0 - 131.0 MBOE/d) and to 60.9 - 61.7 MBO/d (from 59.0 - 61.0 MBO/d), respectively. The increase reflects third quarter outperformance and higher expected fourth quarter volumes related to the outperformance of the Point asset.
Capital Investments. Full-year 2024 capital investments guidance was adjusted to $845 - $870 million (from $820 - $870 million), reflecting capital investments in the third quarter which included investments related to the early closing of the Point Energy acquisition.
Fourth-Quarter 2024 Guidance
During the fourth quarter of 2024, Vital Energy plans to operate five drilling rigs and one to two completions crews, and TIL 26 wells, including five on Point acreage.
The Company today increased its fourth quarter total and production guidance to 137.0 - 143.0 MBOE/d (from 134.0 - 140.0 MBOE/d) and 66.5 - 69.5 MBO/d (from 65.0 - 68.0 MBO/d), respectively. The Company reiterated its capital guidance at $175 - $200 million. The table below reflects the Company's guidance for production and capital investments for the fourth quarter of 2024.

4Q-24E
Total production (MBOE/d)	137.0 - 143.0
Oil production (MBO/d)	66.5 - 69.5
Capital investments, excluding non-budgeted acquisitions ($ MM)	$175 - $200

The table below reflects the Company's guidance for select revenue and expense items for fourth-quarter 2024.

4Q-24E
Average sales price realizations (excluding derivatives):
Oil (% of WTI)	102%
NGL (% of WTI)	23%
Natural gas (% of Henry Hub)	5%

Net settlements received (paid) for matured commodity derivatives ($ MM):
Oil	$36
NGL	$0
Natural gas	$16

Selected average costs & expenses:
Lease operating expenses ($/BOE)	$9.35
Production and ad valorem taxes (% of oil, NGL and natural gas sales revenues)	6.20%
Oil transportation and marketing expenses ($/BOE)	$1.05
Gas gathering, processing and transportation expenses ($/BOE)	$0.55
General and administrative expenses (excluding LTIP and transaction expenses, $/BOE)	$1.70
General and administrative expenses (LTIP cash, $/BOE)	$0.04
General and administrative expenses (LTIP non-cash, $/BOE)	$0.27
Depletion, depreciation and amortization ($/BOE)	$15.50
Conference Call Details
Vital Energy plans to host a conference call at 7:30 a.m. CT on Thursday, November 7, 2024, to discuss its third-quarter 2024 financial and operating results and its enhanced future outlook. Supplemental slides will be posted to the Company's website. Interested parties are invited to listen to the call via the Company's website at

www.vitalenergy.com, under the tab for "Investor Relations | News & Presentations | Upcoming Events." Portfolio managers and analysts who would like to participate should dial 800.715.9871, using conference code 1544492. A replay will be available following the call via the website.
About Vital Energy
Vital Energy, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Vital Energy's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties in the Permian Basin of West Texas.
Additional information about Vital Energy may be found on its website at www.vitalenergy.com.
Forward-Looking Statements
This press release and any oral statements made regarding the contents of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Vital Energy assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Such statements are not guarantees of future performance and involve risks, assumptions and uncertainties.
General risks relating to Vital Energy include, but are not limited to, continuing and worsening inflationary pressures and associated changes in monetary policy that may cause costs to rise; changes in domestic and global production, supply and demand for commodities, including as a result of actions by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+") and the Russian-Ukrainian or Israeli-Hamas military conflicts, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, reduced demand due to shifting market perception towards the oil and gas industry; competition in the oil and gas industry; the ability of the Company to execute its strategies, including its ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to its financial results and to successfully integrate acquired businesses, assets and properties and its ability to successfully execute on its strategy to enhance well productivity, including by drilling long-lateral horseshoe wells, pipeline transportation and storage constraints in the Permian Basin, the effects and duration of the outbreak of disease, and any related government policies and actions, long-term performance of wells, drilling and operating risks, the possibility of production curtailment, the impact of new laws and regulations, including those regarding the use of hydraulic fracturing, and under the Inflation Reduction Act (the "IRA"), including those related to climate change, the impact of legislation or regulatory initiatives intended to address induced seismicity on our ability to conduct our operations; uncertainties in estimating reserves and production results; hedging activities, tariffs on steel, the impacts of severe weather, including the freezing of wells and pipelines in the Permian Basin due to cold weather, technological innovations and scientific developments, physical and transition risks associated with climate change, increased attention to ESG and sustainability-related matters, risks related to our public statements with respect to such matters that may be subject to heightened scrutiny from public and governmental authorities related to the risk of potential "greenwashing," i.e., misleading information or false claims overstating potential sustainability-related benefits, risks regarding potentially conflicting anti-ESG initiatives from certain U.S. state or other governments, possible impacts of litigation and regulations, the impact of the Company's transactions, if any, with its securities from time to time, the impact of new environmental, health and safety requirements applicable to the Company's business activities, the possibility of the elimination of federal income tax deductions for oil and gas exploration and development and imposition of any additional taxes under the IRA or otherwise, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2023 (the "2023 Annual Report"), subsequent Quarterly Reports on Form 10-Q and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Vital Energy's website at www.vitalenergy.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Vital Energy's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Vital Energy can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Vital Energy does not intend to, and disclaims any obligation to, correct, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
This press release and any accompanying disclosures include financial measures that are not in accordance with generally accepted accounting principles ("GAAP"), such as Adjusted Free Cash Flow, Adjusted Net Income and Consolidated EBITDAX. While management believes that such measures are useful for investors, they should not be used as a replacement for financial measures that are in accordance with GAAP. For a reconciliation of such non-GAAP financial measures to the nearest comparable measure in accordance with GAAP, please see the supplemental financial information at the end of this press release.
Unless otherwise specified, references to "average sales price" refer to average sales price excluding the effects of the Company's derivative transactions.
All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.

Vital Energy, Inc.
Selected operating data

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Sales volumes:
Oil (MBbl)	5,446	4,507	16,161	12,011
NGL (MBbl)	3,460	2,421	9,567	6,320
Natural gas (MMcf)	20,160	14,593	57,958	38,760
Oil equivalent (MBOE)(1)(2)	12,267	9,361	35,388	24,791
Average daily oil equivalent sales volumes (BOE/d)(2)	133,339	101,746	129,153	90,809
Average daily oil sales volumes (Bbl/d)(2)	59,198	48,996	58,981	43,997
Average sales prices(2):
Oil ($/Bbl)(3)	$76.51	$83.23	$78.84	$78.34
NGL ($/Bbl)(3)	$12.08	$15.82	$13.46	$15.38
Natural gas ($/Mcf)(3)	$(0.48)	$1.46	$0.05	$1.25
Average sales price ($/BOE)(3)	$36.58	$46.44	$39.73	$43.82
Oil, with commodity derivatives ($/Bbl)(4)	$78.37	$78.62	$76.75	$76.69
NGL, with commodity derivatives ($/Bbl)(4)	$12.07	$15.82	$13.34	$15.38
Natural gas, with commodity derivatives ($/Mcf)(4)	$0.45	$1.32	$0.84	$1.40
Average sales price, with commodity derivatives ($/BOE)(4)	$38.95	$44.01	$40.04	$43.27
Selected average costs and expenses per BOE sold(2):
Lease operating expenses	$8.78	$7.05	$9.24	$7.02
Production and ad valorem taxes	2.22	2.92	2.40	2.80
Oil transportation and marketing expenses	1.01	1.15	0.97	1.31
Gas gathering, processing and transportation expenses	0.38	—	0.34	—
General and administrative (excluding LTIP and transaction expenses)	1.53	2.16	1.76	2.32
Total selected operating expenses	$13.92	$13.28	$14.71	$13.45
General and administrative (LTIP):
LTIP cash	$(0.03)	$0.29	$0.05	$0.20
LTIP non-cash	$0.28	$0.28	$0.29	$0.30
General and administrative (transaction expenses)	$0.02	$0.33	$0.02	$0.13
Depletion, depreciation and amortization	$15.25	$12.87	$14.91	$12.53
_______________________________________________________________________________
(1)BOE is calculated using a conversion rate of six Mcf per one Bbl.
(2)The numbers presented are calculated based on actual amounts and may not recalculate using the rounded numbers presented in the table above.
(3)Price reflects the average of actual sales prices received when control passes to the purchaser/customer adjusted for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point.
(4)Price reflects the after-effects of the Company's commodity derivative transactions on its average sales prices. The Company's calculation of such after-effects includes settlements of matured commodity derivatives during the respective periods.

Vital Energy, Inc.
Consolidated balance sheets

(in thousands, except share data)	September 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,192	$14,061
Accounts receivable, net	224,958	238,773
Derivatives	146,074	99,336
Other current assets	26,038	18,749
Total current assets	419,262	370,919
Property and equipment:
Oil and natural gas properties, full cost method:
Evaluated properties	13,352,711	11,799,155
Unevaluated properties not being depleted	241,410	195,457
Less: accumulated depletion and impairment	(8,276,433)	(7,764,697)
Oil and natural gas properties, net	5,317,688	4,229,915
Midstream and other fixed assets, net	133,784	130,293
Property and equipment, net	5,451,472	4,360,208
Derivatives	75,645	51,071
Operating lease right-of-use assets	132,132	144,900
Deferred income taxes	137,277	188,836
Other noncurrent assets, net	35,223	33,647
Total assets	$6,251,011	$5,149,581
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$164,540	$159,892
Accrued capital expenditures	108,977	91,937
Undistributed revenue and royalties	188,611	194,307
Operating lease liabilities	86,795	70,651
Other current liabilities	77,409	78,802
Total current liabilities	626,332	595,589
Long-term debt, net	2,433,271	1,609,424
Asset retirement obligations	87,995	81,680
Operating lease liabilities	41,566	71,343
Other noncurrent liabilities	6,006	6,288
Total liabilities	3,195,170	2,364,324
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, and zero and 595,104 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	6
Common stock, $0.01 par value, 80,000,000 shares authorized, and 38,168,725 and 35,413,551 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	382	354
Additional paid-in capital	3,819,118	3,733,775
Accumulated deficit	(763,659)	(948,878)
Total stockholders' equity	3,055,841	2,785,257
Total liabilities and stockholders' equity	$6,251,011	$5,149,581

Vital Energy, Inc.
Consolidated statements of operations

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2024	2023	2024	2023
	(unaudited)		(unaudited)
Revenues:
Oil sales	$416,668	$375,166	$1,274,119	$940,982
NGL sales	41,807	38,303	128,752	97,196
Natural gas sales	(9,724)	21,234	3,150	48,260
Sales of purchased oil	8,986	3	8,986	14,192
Other operating revenues	1,497	808	2,937	2,453
Total revenues	459,234	435,514	1,417,944	1,103,083
Costs and expenses:
Lease operating expenses	107,686	66,040	327,156	173,939
Production and ad valorem taxes	27,244	27,360	84,937	69,498
Oil transportation and marketing expenses	12,445	10,795	34,477	32,391
Gas gathering, processing and transportation expenses	4,602	371	12,066	371
Costs of purchased oil	9,331	101	9,331	14,856
General and administrative	22,005	28,641	74,934	73,053
Depletion, depreciation and amortization	187,063	120,499	527,468	310,618
Other operating expenses, net	1,754	1,703	5,365	4,538
Total costs and expenses	372,130	255,510	1,075,734	679,264
Gain on disposal of assets, net	839	149	1,005	540
Operating income	87,943	180,153	343,215	424,359
Non-operating income (expense):
Gain (loss) on derivatives, net	226,553	(135,321)	82,064	(132,875)
Interest expense	(40,119)	(39,305)	(124,230)	(99,388)
Loss on extinguishment of debt, net	—	—	(66,115)	—
Other income, net	1,247	1,739	5,921	3,697
Total non-operating income (expense), net	187,681	(172,887)	(102,360)	(228,566)
Income before income taxes	275,624	7,266	240,855	195,793
Income tax benefit (expense)	(60,324)	(2,373)	(54,984)	217,851
Net income	215,300	4,893	185,871	413,644
Preferred stock dividends	—	—	(652)	—
Net income available to common stockholders	$215,300	$4,893	$185,219	$413,644
Net income per common share:
Basic	$5.75	$0.27	$5.08	$23.44
Diluted	$5.73	$0.26	$4.97	$23.32
Weighted-average common shares outstanding:
Basic	37,459	18,455	36,472	17,646
Diluted	37,580	18,569	37,370	17,740

Vital Energy, Inc.
Consolidated statements of cash flows

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2024	2023	2024	2023
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$215,300	$4,893	$185,871	$413,644
Adjustments to reconcile net income to net cash provided by operating activities:
Share-settled equity-based compensation, net	3,813	2,937	11,248	8,402
Depletion, depreciation and amortization	187,063	120,499	527,468	310,618
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(226,553)	135,321	(82,064)	132,875
Settlements received (paid) for matured derivatives, net	29,013	(22,760)	10,751	(14,320)
Loss on extinguishment of debt, net	—	—	66,115	—
Deferred income tax (benefit) expense	59,855	1,909	52,278	(220,149)
Other, net	7,179	3,555	19,608	8,311
Changes in operating assets and liabilities:
Accounts receivable, net	153	(56,167)	13,815	(38,807)
Other current assets	(60)	(1,359)	(7,667)	(9,589)
Other noncurrent assets, net	(2,385)	(324)	(836)	1,266
Accounts payable and accrued liabilities	(4,414)	21,678	(21,281)	4,243
Undistributed revenue and royalties	(35,861)	(1,648)	(19,593)	199
Other current liabilities	18,951	5,801	(1,432)	(12,846)
Other noncurrent liabilities	(5,889)	(126)	(11,125)	(4,625)
Net cash provided by operating activities	246,165	214,209	743,156	579,222
Cash flows from investing activities:
Acquisitions of oil and natural gas properties, net	(826,546)	(13,144)	(831,225)	(540,129)
Capital expenditures:
Oil and natural gas properties	(215,573)	(145,823)	(633,279)	(455,046)
Midstream and other fixed assets	(7,452)	(3,793)	(16,630)	(10,692)
Proceeds from dispositions of capital assets, net of selling costs	2,561	91	2,741	2,343
Other, net	(824)	47	(1,776)	2,082
Net cash used in investing activities	(1,047,834)	(162,622)	(1,480,169)	(1,001,442)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	1,035,000	35,000	1,440,000	630,000
Payments on Senior Secured Credit Facility	(265,000)	(610,000)	(715,000)	(700,000)
Issuance of senior unsecured notes	—	897,710	1,001,500	897,710
Extinguishment of debt	—	—	(952,214)	—
Proceeds from issuance of common stock, net of offering costs	—	161,003	—	161,003
Stock exchanged for tax withholding	(113)	(212)	(3,533)	(3,056)
Payments for debt issuance costs	(1,453)	(16,331)	(21,738)	(16,331)
Other, net	(1,137)	(758)	(3,871)	(1,846)
Net cash provided by financing activities	767,297	466,412	745,144	967,480
Net increase (decrease) in cash and cash equivalents	(34,372)	517,999	8,131	545,260
Cash and cash equivalents, beginning of period	56,564	71,696	14,061	44,435
Cash and cash equivalents, end of period	$22,192	$589,695	$22,192	$589,695

Vital Energy, Inc.
Supplemental reconciliations of GAAP to non-GAAP financial measures

Non-GAAP financial measures
The non-GAAP financial measures of Adjusted Free Cash Flow, Adjusted Net Income, Consolidated EBITDAX, Net Debt and Net Debt to Consolidated EBITDAX, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Furthermore, these non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP measures of liquidity or financial performance, but rather should be considered in conjunction with GAAP measures, such as net income or loss, operating income or loss or cash flows from operating activities.
Adjusted Free Cash Flow
Adjusted Free Cash Flow is a non-GAAP financial measure that the Company defines as net cash provided by operating activities (GAAP) before net changes in operating assets and liabilities and transaction expenses related to non-budgeted acquisitions, less capital investments, excluding non-budgeted acquisition costs. Management believes Adjusted Free Cash Flow is useful to management and investors in evaluating operating trends in its business that are affected by production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Adjusted Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Adjusted Free Cash Flow reported by different companies.
The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Adjusted Free Cash Flow (non-GAAP) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2024	2023	2024	2023
	(unaudited)		(unaudited)
Net cash provided by operating activities	$246,165	$214,209	$743,156	$579,222
Less:
Net changes in operating assets and liabilities	(29,505)	(32,145)	(48,119)	(60,159)
General and administrative (transaction expenses)	(220)	(3,120)	(567)	(3,120)
Cash flows from operating activities before net changes in operating assets and liabilities and transaction expenses related to non-budgeted acquisitions	275,890	249,474	791,842	642,501
Less capital investments, excluding non-budgeted acquisition costs:
Oil and natural gas properties(1)	233,818	154,865	652,604	483,329
Midstream and other fixed assets(1)	8,109	3,321	17,233	11,090
Total capital investments, excluding non-budgeted acquisition costs	241,927	158,186	669,837	494,419
Adjusted Free Cash Flow (non-GAAP)	$33,963	$91,288	$122,005	$148,082
_____________________________________________________________________________
(1)Includes capitalized share-settled equity-based compensation and asset retirement costs.

Adjusted Net Income
Adjusted Net Income is a non-GAAP financial measure that the Company defines as net income or loss (GAAP) plus adjustments for mark-to-market on derivatives, premiums paid or received for commodity derivatives that matured during the period, organizational restructuring expenses, impairment expense, gains or losses on disposal of assets, income taxes, other non-recurring income and expenses and adjusted income tax expense. Management believes Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare the Company's performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.
The following table presents a reconciliation of net income (GAAP) to Adjusted Net Income (non-GAAP) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2024	2023	2024	2023
	(unaudited)		(unaudited)
Net income	$215,300	$4,893	$185,871	$413,644
Plus:
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(226,553)	135,321	(82,064)	132,875
Settlements received (paid) for matured derivatives, net	29,013	(22,760)	10,751	(13,740)
Settlements received for contingent consideration	—	47	—	1,502
Gain on disposal of assets, net	(839)	(149)	(1,005)	(540)
Loss on extinguishment of debt, net	—	—	66,115	—
Income tax (benefit) expense	60,324	2,373	54,984	(217,851)
General and administrative (transaction expenses)	220	3,120	567	3,120
Adjusted income before adjusted income tax expense	77,465	122,845	235,219	319,010
Adjusted income tax expense(1)	(17,042)	(27,026)	(51,748)	(70,182)
Adjusted Net Income (non-GAAP)	$60,423	$95,819	$183,471	$248,828
Net income per common share:
Basic	$5.75	$0.27	$5.08	$23.44
Diluted	$5.73	$0.26	$4.97	$23.32
Adjusted Net Income per common share:
Basic	$1.61	$5.19	$5.03	$14.10
Diluted	$1.61	$5.16	$4.91	$14.03
Adjusted diluted	$1.61	$5.16	$4.91	$14.03
Weighted-average common shares outstanding:
Basic	37,459	18,455	36,472	17,646
Diluted	37,580	18,569	37,370	17,740
Adjusted diluted	37,580	18,569	37,370	17,740
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(1)Adjusted income tax expense is calculated by applying a statutory tax rate of 22% for each of the periods ended September 30, 2024 and 2023.

Consolidated EBITDAX
Consolidated EBITDAX is a non-GAAP financial measure defined in the Company's Senior Secured Credit Facility as net income or loss (GAAP) plus adjustments for share-settled equity-based compensation, depletion, depreciation and amortization, impairment expense, organizational restructuring expenses, gains or losses on disposal of assets, mark-to-market on derivatives, accretion expense, interest expense, income taxes and other non-recurring income and expenses. Consolidated EBITDAX provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Consolidated EBITDAX does not represent funds available for future discretionary use because it excludes funds required for debt service, capital expenditures, working capital, income taxes, franchise taxes and other commitments and obligations. However, management believes Consolidated EBITDAX is useful to an investor because this measure:
•is used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon accounting methods, the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•helps investors to more meaningfully evaluate and compare the results of the Company's operations from period to period by removing the effect of the Company's capital structure from the Company's operating structure; and
•is used by management for various purposes, including (i) as a measure of operating performance, (ii) as a measure of compliance under the Senior Secured Credit Facility, (iii) in presentations to the board of directors and (iv) as a basis for strategic planning and forecasting.
There are significant limitations to the use of Consolidated EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company's net income or loss and the lack of comparability of results of operations to different companies due to the different methods of calculating Consolidated EBITDAX, or similarly titled measures, reported by different companies. The Company is subject to financial covenants under the Senior Secured Credit Facility, one of which establishes a maximum permitted ratio of Net Debt, as defined in the Senior Secured Credit Facility, to Consolidated EBITDAX. See Note 7 in the 2023 Annual Report for additional discussion of the financial covenants under the Senior Secured Credit Facility. Additional information on Consolidated EBITDAX can be found in the Company's Eleventh Amendment to the Senior Secured Credit Facility, as filed with the SEC on September 13, 2023.
The following table presents a reconciliation of net income (GAAP) to Consolidated EBITDAX (non-GAAP) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2024	2023	2024	2023
	(unaudited)		(unaudited)
Net income	$215,300	$4,893	$185,871	$413,644
Plus:
Share-settled equity-based compensation, net	3,813	2,937	11,248	8,402
Depletion, depreciation and amortization	187,063	120,499	527,468	310,618
Gain on disposal of assets, net	(839)	(149)	(1,005)	(540)
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(226,553)	135,321	(82,064)	132,875
Settlements received (paid) for matured derivatives, net	29,013	(22,760)	10,751	(13,740)
Settlements received for contingent consideration	—	47	—	1,502
Accretion expense	1,046	913	3,102	2,715
Interest expense	40,119	39,305	124,230	99,388
Loss extinguishment of debt, net	—	—	66,115	—
Income tax (benefit) expense	60,324	2,373	54,984	(217,851)
General and administrative (transaction expenses)	220	3,120	567	3,120
Consolidated EBITDAX (non-GAAP)	$309,506	$286,499	$901,267	$740,133

The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Consolidated EBITDAX (non-GAAP) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2024	2023	2024	2023
	(unaudited)		(unaudited)
Net cash provided by operating activities	$246,165	$214,209	$743,156	$579,222
Plus:
Interest expense	40,119	39,305	124,230	99,388
Current income tax expense	469	464	2,706	2,298
Net changes in operating assets and liabilities	29,505	32,145	48,119	60,159
General and administrative (transaction expenses)	220	3,120	567	3,120
Settlements received for contingent consideration	—	47	—	1,502
Other, net	(6,972)	(2,791)	(17,511)	(5,556)
Consolidated EBITDAX (non-GAAP)	$309,506	$286,499	$901,267	$740,133

Net Debt
Net Debt is a non-GAAP financial measure defined in the Company's Senior Secured Credit Facility as the face value of long-term debt plus any outstanding letters of credit, less cash and cash equivalents, where cash and cash equivalents are capped at $100 million when there are borrowings on the Senior Secured Credit Facility. Management believes Net Debt is useful to management and investors in determining the Company's leverage position since the Company has the ability, and may decide, to use a portion of its cash and cash equivalents to reduce debt.
Net Debt to Consolidated EBITDAX
Net Debt to Consolidated EBITDAX is a non-GAAP financial measure defined in the Company's Senior Secured Credit Facility as Net Debt divided by Consolidated EBITDAX for the previous four quarters, which requires various treatment of asset transaction impacts. Net Debt to Consolidated EBITDAX is used by the Company’s management for various purposes, including as a measure of operating performance, in presentations to its board of directors and as a basis for strategic planning and forecasting.

Investor Contact:
Ron Hagood
918.858.5504
ir@vitalenergy.com